Exhibit 99.1

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports Second Quarter 2025 Results

Second quarter 2025
•Revenues of $1.6 billion
•EPS of $(5.36); Adjusted EPS* of $(3.34)
•Cash used in operations of $144 million; Free cash flow* usage of $190 million

Wichita, Kan., August 5, 2025 - Spirit AeroSystems Holdings, Inc. (NYSE: SPR) (“Spirit,” “Spirit AeroSystems” or the “Company”) reported second quarter 2025 financial results.
Revenue
Spirit’s revenue in the second quarter of 2025 increased from the same period of 2024, primarily due to higher production activity on most Boeing programs, particularly the Boeing 737 and 787 programs. Overall deliveries increased during the second quarter of 2025 compared to the same period of 2024. Boeing 737 deliveries were significantly higher year-over-year due to the delay in deliveries during the first half of 2024 caused by the joint product verification process initiated by Boeing.
Spirit’s backlog at the end of the second quarter of 2025 was approximately $51 billion, which includes work packages on all commercial platforms in the Airbus and Boeing backlog.
Earnings
Operating loss in the second quarter of 2025 increased compared to the same period of 2024, primarily resulting from losses on dispositions of businesses recorded during the second quarter of 2025 related to the planned transfer of certain assets and sites to Airbus. The Company recorded a loss of $133 million, representing the difference between the carrying value of the held for sale group and the negative fair value of the estimated consideration due to Airbus at the closure of the sale, inclusive of certain adjustments.
Total change in estimates in the second quarter of 2025 included net forward losses of $219 million and unfavorable cumulative catch-up adjustments of $20 million. Net forward losses
* Non-GAAP financial measure, see Appendix for reconciliation were mainly driven by the Airbus A220, Airbus A350 and Boeing 787 programs of $100 million, $58 million and $38 million, respectively, resulting from foreign exchange rates, production performance, and supply chain cost growth, including tariffs on the Boeing 787 program. Unfavorable cumulative catch-up adjustments were primarily driven by increased production costs on the Boeing 737 program, including tariffs. Excess capacity costs during the second quarter of 2025 were $44 million. In comparison, total changes in estimates in the second quarter of 2024 included net forward losses of $214 million and unfavorable cumulative catch-up adjustments of $52 million. Additionally, excess capacity costs were $46 million in the same period of 2024.
Second quarter 2025 EPS was $(5.36), compared to $(3.56) in the same period of 2024. Adjusted to exclude the incremental deferred tax asset valuation allowance, second quarter 2025 adjusted EPS* was $(3.34), compared to $(2.73) in the second quarter of 2024.
Cash
Cash from operations and free cash flow* during the second quarter of 2025 improved compared to the same period of 2024, largely resulting from the timing of working capital driven by higher Boeing 737 deliveries. The Company’s cash balance at the end of the second quarter of 2025 was $370 million.
Developments in 2024 resulted in significant reductions in projected revenue and cash flows over the next twelve months. These developments include production and delivery process changes implemented by Boeing, lower than planned 737 production rates and the lack of price increases on Airbus programs. Although the customer advances received in 2024 and 2025 have provided essential operational liquidity, there can be no assurance that Spirit will be able to obtain additional advances from customers, repay current advances on the specified due dates, renegotiate the due dates or otherwise obtain additional liquidity as needed under acceptable terms or at all. We will need to obtain additional funding to sustain operations, as we expect to continue generating operating losses for the foreseeable future.
Management has developed a plan designed to improve liquidity. These plans are dependent upon many factors, including, among other things, the outcomes of active discussions related to customer advances including the timing or amounts of repayment for certain such advances, achieving forecasted 737 deliveries, the timing and expected proceeds received from certain divestitures and the expected timing and outcome of the transactions contemplated by the merger agreement with Boeing and the stock and asset purchase agreement with Airbus. Management is also evaluating additional strategies intended to improve
* Non-GAAP financial measure, see Appendix for reconciliation liquidity to support operations, including, but not limited to, additional customer advances and restructuring of operations in an effort to increase efficiency and decrease expenses. However, there can be no assurance that these plans or strategies will sufficiently improve our liquidity needs or that we will otherwise realize the anticipated benefits. Accordingly, substantial doubt about the Company’s ability to continue as a going concern exists.
Pending Boeing Acquisition of Spirit AeroSystems Update
On June 30, 2024, the Company entered into an Agreement and Plan of Merger with The Boeing Company (the “Merger Agreement”). Upon completion of the merger, subject to the terms and conditions of the Merger Agreement, the Company would become a wholly owned subsidiary of Boeing. The closing of the transaction is expected to occur in the fourth quarter of 2025, subject to the completion of the divestiture of certain portions of Spirit’s business related to the performance by Spirit and its subsidiaries of their obligations under their supply contracts with Airbus SE and other closing conditions, including receipt of regulatory approvals. In connection with the proposed merger, Spirit and Boeing have each received a request for additional information (“second request”) from the Federal Trade Commission as part of the regulatory review process under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The second request extends the waiting period imposed by the HSR Act until 30 days after Spirit and Boeing have substantially complied with the requests or the waiting period is terminated sooner by the Federal Trade Commission.
Subsequent Events
On July 4, 2025, P.L. 119-21, commonly known as the One Big Beautiful Bill Act (the “OBBBA”), was signed into law in the United States. The OBBBA includes a broad range of business tax reform provisions including enhanced deductibility of bonus depreciation, domestic research costs, and interest expense, as well as various changes to U.S. taxability of non-U.S. operations. While Spirit continues to assess the impact of the legislation, the OBBBA is not expected to have a material impact on the Company’s financial statements or cash taxes in 2025.
On July 11, 2025, the Company, entered into a third amended and restated memorandum of agreement (the “MoA”) with Airbus S.A.S., under which Airbus S.A.S. has agreed to, among other things, provide an additional $94 million support package (for a total of $152 million), which shall be used solely and exclusively for Airbus programs. Per the terms of the MoA, any assets purchased with the financial support will be directly or indirectly assumed by Airbus S.A.S. or
* Non-GAAP financial measure, see Appendix for reconciliation one of its affiliates upon close of the transactions contemplated by the April 27, 2025 Stock and Asset Purchase Agreement between Spirit and Airbus SE.
Spirit has been involved in litigation in the 10th Circuit Court of Appeals (the “Appellate Court”) with its former Chief Executive Officer, Larry Lawson, over Lawson’s disputed violation of a restrictive covenant in his retirement and consulting agreement. On June 15, 2023, the District Court held that the restrictive covenant was enforceable as a matter of Kansas law. The District Court entered judgment in favor of Spirit on June 27, 2023. Lawson appealed the District Court’s decision, and on April 25, 2025, the Appellate Court affirmed the District Court’s judgement. The time for Lawson to seek further appeals on this issue has expired. As a result of the conclusion to this litigation, the Company will reverse accrued liabilities of approximately $48 million in the third quarter of 2025.
Segment Results
Commercial
Commercial segment revenue in the second quarter of 2025 increased from the same period of the prior year, primarily due to higher production activity on most Boeing and Airbus programs. Operating margin for the second quarter of 2025 increased compared to the same period of 2024, primarily driven by lower changes in estimate charges recorded in the current period compared to the same period of 2024. In the second quarter of 2025, change in estimates for the segment included $212 million of net forward losses and $11 million of unfavorable cumulative catch-up adjustments. Additionally, during the second quarter of 2025, the Commercial segment included excess capacity costs of $35 million. In comparison, during the second quarter of 2024, the segment recognized $212 million of net forward losses, $49 million of unfavorable cumulative catch-up adjustments, and excess capacity costs of $44 million.
Defense & Space
Defense & Space segment revenue in the second quarter of 2025 increased from the same period of the prior year. This increase was primarily due to higher activity on the Boeing P-8 program, partially offset by the lack of revenue from FMI resulting from the site divestiture. Operating margin for the second quarter of 2025 decreased compared to the same period of 2024, primarily due to higher unfavorable changes in estimates recorded on the KC-46 Tanker and strategic programs as well as higher excess capacity costs. During the second quarter of 2025, the segment recorded net forward losses of $8 million, unfavorable cumulative catch-up adjustments of $9 million and excess capacity costs of $9 million. In comparison, during the
* Non-GAAP financial measure, see Appendix for reconciliation second quarter of 2024, the segment recorded net forward losses of $1 million, unfavorable cumulative catch-up adjustments of $3 million and excess capacity costs of $2 million.
Aftermarket
Aftermarket segment revenue in the second quarter of 2025 increased slightly from the same period of the prior year. Operating margin in the second quarter of 2025 decreased compared to the second quarter of 2024, primarily due to sales mix and lower spares margins during the second quarter of 2025.
2025 Financial Outlook
In light of the Merger Agreement, and consistent with customary practice during the pendency of such transactions, Spirit will not provide guidance.
Additionally, due to the Merger Agreement, no conference call will be held in conjunction with this release. Full details of the Company's financial results are available in the Company’s Quarterly Report on Form 10-Q.

* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
You should read the discussion of our financial condition and results of operations in conjunction with the unaudited condensed consolidated financial statements and the notes to the unaudited condensed consolidated financial statements appearing in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. The press release may include “forward-looking statements” that involve many risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “designed,” “ensure,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “model,” “objective,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown, including, but not limited to, those described in the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission (the “SEC”) (the “2024 Form 10-K”) and subsequent Quarterly Reports on Form 10-Q. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.

Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:

•our ability to continue as a going concern and satisfy our liquidity needs, the success of our liquidity enhancement plans, operational and efficiency initiatives, our ability to access the capital and credit markets (including as a result of any contractual limitations, including under the Merger Agreement, the outcomes of discussions related to the timing or amounts of repayment for certain customer advances, and the costs and terms of any additional financing;
•the continued fragility of the global aerospace supply chain including our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components, including increases in energy, freight, and other raw material costs as a result of inflation or continued global inflationary pressures;
•our ability and our suppliers’ ability and willingness to meet stringent delivery (including quality and timeliness) standards and accommodate changes in the build rates or model mix of aircraft under existing contractual commitments, including the ability or willingness to staff appropriately or expend capital for current production volumes and anticipated production volume increases;
•our ability to maintain continuing, uninterrupted production at our manufacturing facilities and our suppliers’ facilities;
•our ability, and our suppliers’ ability, to attract and retain the skilled work force necessary for production and development in an extremely competitive market;
•the effect of economic conditions, including increases in interest rates and inflation, on the demand for our and our customers’ products and services, on the industries and markets in which we operate in the U.S. and globally, and on the global aerospace supply chain;
•the general effect of geopolitical conditions, including Russia’s invasion of Ukraine and the resultant sanctions being imposed in response to the conflict, including any trade and transport restrictions;
•the conflict in the Middle East could impact certain suppliers’ ability to continue production or make timely deliveries of supplies required to produce and timely deliver our products, and may result in sanctions being imposed in response to the conflict, including trade and transport restrictions;
•our relationships with the unions representing many of our employees, including our ability to successfully negotiate new agreements, and avoid labor disputes and work stoppages with respect to our union-represented employees;
•the impact of significant health events, such as pandemics, contagions or other public health emergencies or fear of such events, on the demand for our and our customers’ products and services, and on the industries and markets in which we operate in the U.S. and globally;
•the timing and conditions surrounding the full worldwide return to service (including receiving the remaining regulatory approvals) of the B737 MAX, future demand for the aircraft, and any residual impacts of the B737 MAX grounding on production rates for the aircraft;
•our reliance on Boeing and Airbus SE and its affiliates for a significant portion of our revenues;
•the business condition and liquidity of our customers and their ability to satisfy their contractual obligations to the Company;
•the certainty of our backlog, including the ability of customers to cancel or delay orders prior to shipment on short notice, and the potential impact of regulatory approvals of existing and derivative models;
•our ability to accurately estimate and manage performance, cost, margins, and revenue under our contracts, and the potential for additional forward losses on new and maturing programs;
•our accounting estimates for revenue and costs for our contracts and potential changes to those estimates;
•our ability to continue to grow and diversify our business, execute our growth strategy, and secure replacement programs, including our ability to enter into profitable supply arrangements with additional customers;
•the outcome of product warranty or defective product claims and the impact settlement of such claims may have on our accounting assumptions;
•competitive conditions in the markets in which we operate, including in-sourcing by commercial aerospace original equipment manufacturers;
•our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing, Airbus SE and its affiliates and other customers;
•the possibility that our cash flows may not be adequate for our additional capital needs;
•any reduction in our credit ratings;
•our ability to avoid or recover from cyber or other security attacks and other operations disruptions;
•legislative or regulatory actions, both domestic and foreign, impacting our operations, including the effect of changes in tax laws and rates and our ability to accurately calculate and estimate the effect of such changes;
•spending by the U.S. and other governments on defense;
•pension plan assumptions and future contributions;
•the effectiveness of our internal control over financial reporting;
•the outcome or impact of ongoing or future litigation, arbitration, claims, and regulatory actions or investigations, including our exposure to potential product liability and warranty claims;
•adequacy of our insurance coverage;
•our ability to continue selling certain receivables through our receivables financing programs;
•our ability to effectively integrate recent acquisitions, along with other acquisitions we pursue, and generate synergies and other cost savings therefrom, while avoiding unexpected costs, charges, expenses, and adverse changes to business relationships and business disruptions;
•the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws and domestic and foreign government policies, the impact of trade disputes and changes to trade policies, including the imposition of new or increased tariffs, retaliatory tariffs or other trade restrictions; and
•risks and uncertainties relating to the proposed acquisition of Spirit by Boeing (the “Merger”) pursuant to the Merger Agreement and the transactions contemplated by our stock and asset purchase agreement with Airbus SE (the “Airbus Business Disposition” and, together with the Merger, the “Transactions”), including, among others, the possible inability of the parties to a Transaction to obtain the required
* Non-GAAP financial measure, see Appendix for reconciliation regulatory approvals for such Transaction and to satisfy the other conditions to the closing of such Transaction on a timely basis or at all; the possible occurrence of events that may give rise to a right of one or more of the parties to the Merger Agreement or the agreement for the Airbus Business Disposition to terminate such agreement; the risk that we are unable to consummate the Transactions on a timely basis or at all for any reason, including, without limitation, failure to obtain the required regulatory approvals, or failure to satisfy other conditions to the closing of either of the Transactions; the potential for the pendency of the Transactions or any failure to consummate the Transactions to adversely affect the market price of Spirit common stock or our financial performance or business relationships; risks relating to the value of Boeing common stock to be issued in the Merger; the possibility that the anticipated benefits of the Transactions cannot be realized in full or at all or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of our operations with those of Boeing will be greater than expected; risks relating to significant transaction costs; the intended or actual tax treatment of the Transactions; litigation or other legal or regulatory action relating to the Transactions or otherwise relating to us or other parties to the Transactions instituted against us or such other parties or Spirit’s or such other parties’ respective directors and officers and the effect of the outcome of any such litigation or other legal or regulatory action; risks associated with contracts containing provisions that may be triggered by the Transactions; potential difficulties in retaining and hiring key personnel or arising in connection with labor disputes during the pendency of or following the Transactions; the risk of other Transaction-related disruptions to our business, including business plans and operations; the potential for the Transactions to divert the time and attention of management from ongoing business operations; the potential for contractual restrictions under the agreements relating to the Transactions to adversely affect our ability to pursue other business opportunities or strategic transactions; and competitors’ responses to the Transactions.

These factors are not exhaustive, and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You should review carefully the sections captioned “Risk Factors” in the 2024 Form 10-K and the Company’s subsequent Quarterly Reports on Form 10-Q for a more complete discussion of these and other factors that may affect our business.

Contact information:
Investor Relations: Ryan Avey (316) 523-7040
Media: Joe Buccino (915) 245-7888
On the web: http://www.spiritaero.com
* Non-GAAP financial measure, see Appendix for reconciliation

Table 1. Summary Financial Results (unaudited)
	2nd Quarter			Six Months
($ in millions, except per share data)	2025	2024	Change	2025	2024	Change

Net Revenues	$1,635	$1,492	10%	$3,157	$3,195	(1%)
Operating Loss	($481)	($331)	(45%)	($968)	($859)	(13%)
Operating Loss as a % of Revenues	(29.4%)	(22.2%)	(720) BPS	(30.7%)	(26.9%)	(380) BPS
Net Loss	($631)	($415)	(52%)	($1,244)	($1,032)	(21%)
Net Loss as a % of Revenues	(38.6%)	(27.8%)	**	(39.4%)	(32.3%)	(710) BPS
Net Loss Per Share (Fully Diluted)	($5.36)	($3.56)	(51%)	($10.57)	($8.87)	(19%)
Adjusted Net Loss Per Share (Fully Diluted)*	($3.34)	($2.73)	(22%)	($7.59)	($6.66)	(14%)
Fully Diluted Weighted Avg Share Count	117.7	116.6		117.7	116.4

Table 2. Cash Flow, Cash and Total Debt (unaudited)
	2nd Quarter			Six Months
($ in millions)	2025	2024	Change	2025	2024	Change

Cash used in Operations	($144)	($566)	75%	($563)	($981)	43%
Purchases of Property, Plant & Equipment	($46)	($32)	(47%)	($101)	($60)	(68%)
Free Cash Flow*	($190)	($597)	68%	($664)	($1,041)	36%

Cash and Total Debt				July 3, 2025	December 31, 2024

Cash				$370	$537
Total Debt				$4,344	$4,394

Table 3. Segment Reporting (unaudited)
	2nd Quarter			Six Months
($ in millions)	2025	2024	Change	2025	2024	Change

Segment Revenues
Commercial	$1,266.3	$1,166.4	8.6%	$2,427.9	$2,522.5	(3.8%)
Defense & Space	266.0	224.4	18.5%	527.0	475.2	10.9%
Aftermarket	102.8	101.1	1.7%	202.0	197.0	2.5%
Total Segment Revenues	$1,635.1	$1,491.9	9.6%	$3,156.9	$3,194.7	(1.2%)

Segment (Loss) Earnings from Operations
Commercial	($234.3)	($270.5)	13.4%	($699.1)	($755.4)	7.5%
Defense & Space	(7.1)	18.7	**	(17.9)	50.9	**
Aftermarket	10.0	17.5	(42.9%)	24.5	34.7	(29.4%)
Total Segment Operating Loss	($231.4)	($234.3)	1.2%	($692.5)	($669.8)	(3.4%)

Segment Operating (Loss) Earnings as % of Revenues
Commercial	(18.5%)	(23.2%)	470 BPS	(28.8%)	(29.9%)	110 BPS
Defense & Space	(2.7%)	8.3%	**	(3.4%)	10.7%	**
Aftermarket	9.7%	17.3%	(760) BPS	12.1%	17.6%	(550) BPS
Total Segment Operating Loss as % of Revenues	(14.2%)	(15.7%)	150 BPS	(21.9%)	(21.0%)	(90) BPS

Unallocated Expense
SG&A	($107.3)	($83.6)	(28.3%)	($199.1)	($165.1)	(20.6%)
Research & Development	(12.2)	(13.4)	9.0%	(26.7)	(24.0)	(11.3%)
Loss on Dispositions of Businesses	(129.9)	—	**	(49.5)	—	**
Total Loss from Operations	($480.8)	($331.3)	(45.1%)	($967.8)	($858.9)	(12.7%)

Total Operating Loss as a % of Revenues	(29.4%)	(22.2%)	(720) BPS	(30.7%)	(26.9%)	(380) BPS

** Represents an amount in excess of 100% or not meaningful.

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	2nd Quarter		Six Months
	2025	2024	2025	2024
B737	113	27	240	71
B767	9	9	11	14
B777	8	8	15	16
B787	22	14	31	27
Total Boeing	152	58	297	128

A220	28	22	50	37
A320 Family	157	179	343	332
A330	12	9	22	16
A350	17	15	35	31
Total Airbus	214	225	450	416

Business/Regional Jet	64	53	112	99

Total	430	336	859	643

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 3, 2025	June 27, 2024	July 3, 2025	June 27, 2024
	($ in millions, except per share data)
Net revenues	$1,635.1	$1,491.9	$3,156.9	$3,194.7
Operating costs and expenses:
Cost of sales	1,866.5	1,725.4	3,849.4	3,863.7
Selling, general and administrative	107.3	83.6	199.1	165.1
Research and development	12.2	13.4	26.7	24.0
Loss on dispositions of businesses, net	129.9	—	49.5	—
Total operating costs and expenses	2,115.9	1,823.2	4,124.7	4,053.6
Operating loss	(480.8)	(331.3)	(967.8)	(858.9)
Interest expense and financing fee amortization	(99.4)	(82.3)	(198.9)	(162.5)
Other (expense) income, net	(24.3)	0.4	(44.2)	2.7
Loss before income taxes and equity in net income (loss) of affiliates	(604.5)	(413.2)	(1,210.9)	(1,018.7)
Income tax provision	(26.3)	(2.1)	(32.3)	(13.1)
Loss before equity in net income (loss) of affiliates	(630.8)	(415.3)	(1,243.2)	(1,031.8)
Equity in net income (loss) of affiliates	—	0.2	(0.3)	0.1
Net loss	(630.8)	(415.1)	($1,243.5)	($1,031.7)
Less noncontrolling interest in earnings of subsidiary	(0.2)	(0.2)	(0.4)	(0.3)
Net loss attributable to common shareholders	($631.0)	($415.3)	($1,243.9)	($1,032.0)

Loss per share
Basic	($5.36)	($3.56)	($10.57)	($8.87)
Diluted	($5.36)	($3.56)	($10.57)	($8.87)

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	July 3, 2025	December 31, 2024
	($ in millions)
Assets
Cash and cash equivalents	$369.6	$537.0
Accounts receivable, net	323.2	395.3
Contract assets, short-term	464.6	777.9
Inventory, net	1,345.1	1,891.7
Assets of businesses held for sale	1,214.9	100.6
Other current assets	51.2	58.0
Total current assets	3,768.6	3,760.5
Property, plant and equipment, net	1,496.8	1,947.9
Intangible assets, net	120.1	149.5
Goodwill	630.3	630.0
Right of use assets	70.8	79.0
Pension assets	59.3	49.4
Restricted plan assets	13.4	41.2
Deferred income taxes	—	0.1
Other assets	78.8	105.2
Total assets	$6,238.1	$6,762.8
Liabilities
Accounts payable	$852.4	$1,041.1
Accrued expenses	403.8	453.3
Profit sharing	36.5	59.0
Current portion of long-term debt	690.5	424.5
Operating lease liabilities, short-term	10.1	10.0
Advance payments, short-term	87.6	158.1
Contract liabilities, short-term	150.4	270.3
Forward loss provision, short-term	301.0	471.5
Deferred revenue and other deferred credits, short-term	8.7	75.4
Customer financing, short-term	511.9	532.0
Liabilities of businesses held for sale	1,769.9	18.8
Other current liabilities	56.4	53.4
Total current liabilities	4,879.2	3,567.4
Long-term debt	3,653.4	3,969.7
Operating lease liabilities, long-term	64.9	69.8
Advance payments, long-term	152.1	181.0
Pension/OPEB obligation	23.2	24.9
Contract liabilities, long-term	164.2	177.4
Forward loss provision, long-term	307.5	799.8
Deferred revenue and other deferred credits, long-term	11.8	46.7
Deferred grant income liability — non-current	22.8	25.1
Deferred income taxes	13.8	7.8
Customer financing, long-term	502.3	372.0
Other non-current liabilities	232.6	137.2
Stockholders’ Equity (Deficit)
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 117,318,648 and 117,266,121 shares issued and outstanding, respectively	1.2	1.2
Additional paid-in capital	1,472.0	1,457.6
Accumulated other comprehensive loss	(44.7)	(100.1)
Retained earnings (deficit)	(2,767.4)	(1,523.5)
Treasury stock, at cost (41,587,480 shares each period, respectively)	(2,456.7)	(2,456.7)
Total stockholders' equity (deficit)	(3,795.6)	(2,621.5)
Noncontrolling interest	5.9	5.5
Total equity (deficit)	(3,789.7)	(2,616.0)
Total liabilities and equity (deficit)	$6,238.1	$6,762.8

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Six Months Ended
	July 3, 2025	June 27, 2024
	($ in millions)
Operating activities
Net loss	($1,243.5)	($1,031.7)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	131.2	155.6
Amortization of deferred financing fees	9.4	3.4
Accretion of customer supply agreement	1.2	1.4
Employee stock compensation expense	15.8	20.7
Gain from derivative instruments	(0.9)	—
Loss (gain) from foreign currency transactions	49.7	(5.3)
Loss on disposition of assets	1.1	0.8
Deferred taxes	31.0	10.2
Pension and other post-retirement plans income	(1.7)	(5.6)
Grant liability amortization	(0.6)	(0.6)
Equity in net income (loss) of affiliates	0.3	(0.1)
Forward loss provision	152.5	439.4
Asset impairment charges	28.5	—
Gain on settlement of financial instrument	(0.4)	(0.8)
Gain on settlement of New Market Tax Credit incentive program	—	(5.7)
Loss on dispositions of businesses, net	49.5	—
Changes in assets and liabilities
Accounts receivable, net	(98.0)	30.6
Contract assets	247.5	(498.8)
Inventory, net	(19.8)	(131.9)
Accounts payable and accrued liabilities	84.6	7.6
Profit sharing/deferred compensation	(16.0)	26.1
Advance payments	0.6	20.6
Income taxes receivable/payable	2.4	1.4
Contract liabilities	(97.9)	(7.3)
Pension plans employer contributions	(2.0)	(1.4)
Deferred revenue and other deferred credits	(23.3)	(11.2)
Warranty liabilities	113.8	3.8
Other	21.8	(2.3)
Net cash used in operating activities	($563.2)	($981.1)
Investing activities
Purchase of property, plant and equipment	(101.1)	(60.3)
Proceeds from dispositions of businesses	167.1	—
Other	0.4	—
Net cash provided by (used in) investing activities	$66.4	($60.3)
Financing activities
Receipts from customer financing	395.3	465.0
Principal payments of debt	(26.3)	(30.9)
Payments on term loan	(3.0)	(1.5)
Payments on bonds	(20.8)	—
Taxes paid related to net share settlement awards	(1.4)	(5.1)
Proceeds from issuance of ESPP stock	—	3.8
Debt issuance and financing costs	(2.2)	(0.5)
Payment on financing of New Market Tax Credit incentive program	—	(1.9)
Net cash used in financing activities	$341.6	$428.9
Effect of exchange rate changes on cash and cash equivalents	(2.4)	0.7
Net decrease in cash, cash equivalents and restricted cash for the period	($157.6)	($611.8)
Cash, cash equivalents, and restricted cash, beginning of the period	566.5	845.9
Cash, cash equivalents, and restricted cash, end of the period	$408.9	$234.1
* Non-GAAP financial measure, see Appendix for reconciliation

Reconciliation of Cash and Cash Equivalents and Restricted Cash:	July 3, 2025	June 27, 2024
Cash and cash equivalents, beginning of the period	$537.0	$823.5
Cash and cash equivalents, held for sale, beginning of the period	—	—
Restricted cash, short-term, beginning of the period	—	0.1
Restricted cash, long-term, beginning of the period	29.5	22.3
Cash, cash equivalents, and restricted cash, beginning of the period	$566.5	$845.9

Cash and cash equivalents, end of the period	$369.6	$206.0
Cash and cash equivalents, held for sale, end of the period	5.9	—
Restricted cash, short-term, end of the period	—	—
Restricted cash, long-term, end of the period	33.4	28.1
Cash, cash equivalents, and restricted cash, end of the period	$408.9	$234.1

Appendix
In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this press release) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this press release are (i) adjusted diluted earnings (loss) per share and (ii) free cash flow, which are described further below. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted Earnings (Loss) Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings (loss) per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance, and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings (loss) per share.

Free Cash Flow. Free Cash Flow is defined as GAAP cash provided by (used in) operating activities (also referred to herein as “cash from operations”), less capital expenditures for property, plant and equipment. Management believes Free Cash Flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long-term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by (used in) operating activities. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS

	2nd Quarter		Six Months
	2025	2024	2025	2024

GAAP Diluted (Loss) Earnings Per Share	($5.36)	($3.56)	($10.57)	($8.87)
Deferred Tax Asset Valuation Allowance (a)	2.02	0.83	2.98	2.21
Adjusted Diluted (Loss) Earnings Per Share	($3.34)	($2.73)	($7.59)	($6.66)

Diluted Shares (in millions)	117.7	116.6	117.7	116.4

(a) Represents the deferred tax asset valuation allowance (included in Income tax provision)

Free Cash Flow

	2nd Quarter		Six Months
($ in millions)	2025	2024	2025	2024

Cash from Operations	($144)	($566)	($563)	($981)
Capital Expenditures	(46)	(32)	(101)	(60)
Free Cash Flow	($190)	($597)	($664)	($1,041)